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                                                                     EXHIBIT 2.2

                               ARTICLES OF MERGER
                                       OF
                                MSU CORPORATION
                                 WITH AND INTO
                          MSU ACQUISITION CORPORATION

          Pursuant to the Provisions of Sections 607.1104 and 607.1105 of the Business Corporation Act of the State of Florida

        MSU Corporation, a Florida corporation, hereby certifies that:

         1. The name and state of incorporation of each of the constituent corporations are as follows:

         (a)  MSU Corporation, a Florida corporation ("MSU Florida"); and

         (b)  MSU Acquisition Corporation, a Delaware corporation
              ("Acquisition Corporation").

         2. The Agreement and Plan of Merger (the "Merger Agreement"), dated as of the 30th day of June, 2001, among MSU Florida, and Acquisition Corporation has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with Section 253 of the General Corporation Law of the State of Delaware (the "DGCL"). A majority of the holders of the outstanding Common Stock of MSU Florida, who are entitled to vote on the Merger, at a duly called meeting which was held after 20 days' notice of the purpose of the meeting was mailed to each stockholder at the stockholder's address as it appears on the records of MSU Florida, have approved the merger between MSU Florida and Acquisition Corporation on June 15, 2001, in accordance with the Business Corporation Act of Florida (the "FBCA").

         3. The name of the surviving corporation is MSU Acquisition Corporation (the "Surviving Corporation"). The name of the Surviving Corporation shall be amended on the Effective Date of the merger to be "MSU Devices Inc.".

         4. The Certificate of Incorporation of the Acquisition Corporation as in effect immediately prior to the merger shall be the Certificate of Incorporation of the Surviving Corporation, except that Article FIRST thereof shall be amended in the merger to read in its entirety as follows:

         "FIRST: The name of the corporation is MSU Devices Inc. (the "Corporation")."

         5. The By-laws of the Acquisition Corporation as in effect immediately prior to the merger shall be the By-laws of the Surviving Corporation, except that Article I thereof shall be amended in the merger to read in its entirety as follows:

                                    "Offices

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                  The registered office of MSU Devices Inc. (the "Corporation")
            shall be in the City of Wilmington, County of New Castle, State of Delaware.

                  The Corporation may also have offices at such other places, both within and without the State of Delaware, as may from time to time be designated by the Board of Directors."

         6. Any resolutions by the Board of Directors or the Officers of the Acquisition as in effect immediately prior to the merger shall be the resolutions of the Surviving Corporation. Furthermore, the acts of any officer of the Corporation taken immediately prior to the merger in connection with the actions authorized by these resolutions have been approved, ratified and confirmed in all respects by the Board of Directors.

         7. The executed Merger Agreement is on file at the office of the Surviving Corporation located at 2901 N. Dallas Parkway, Suite 460, Plano, Texas 75093.

         8. A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any constituent corporation.

         9. Upon the Merger, MSU Florida will cease to exist under the laws of Florida and the Surviving Corporation will succeed to the assets and assume the liabilities of MSU Florida and will continue to operate the business of the Surviving Corporation under the name MSU Corporation.

         10. The Merger Agreement among MSU Florida and Acquisition Corporation is attached as Exhibit A.

         11. The Merger shall be effective upon (i) the filing of an appropriate certificate of merger with the Secretary of State of the State of Delaware in accordance with the DGCL; and (ii) the filing of appropriate articles of merger with the Secretary of State of the State of Florida in accordance with the FBCA, which filings shall be made as soon as practicable after all required stockholder approvals have been obtained. The time of such effectiveness shall be referred to as the "Effective Date."

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         IN WITNESS WHEREOF, MSU Corporation has caused this certificate to be signed as of the 30th day of June, 2001.

                                   MSU CORPORATION

                                   By: /s/ D. Bruce Walter
                                       ----------------------------------------
                                       Name: D. Bruce Walter
                                       Title:  President/Chief Executive Officer